Exhibit 10.03
PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT. THE USE OF THE FOLLOWING NOTATION IN THIS AGREEMENT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO SUCH REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [REDACTED]

TRANSITION SERVICES AGREEMENT
BY AND BETWEEN
HARTFORD FIRE INSURANCE COMPANY
and
HARTFORD LIFE, INC.
EFFECTIVE DATE: May 31, 2018

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Table of Contents
Page
ARTICLE IDEFINITIONS; INTERPRETATION    1
Section 1.1Definitions    1
Section 1.2Other Definitions    2
Section 1.3Interpretation    3
ARTICLE IITRANSITION SERVICES    4
Section 2.1Services    4
Section 2.2Requests for Additional Services    5
Section 2.3Special Projects    5
Section 2.4Third-Party Consents    6
Section 2.5Service Modifications    6
Section 2.6Personnel; Subcontractors    7
Section 2.7Compliance with Policies    7
Section 2.8Non-Exclusivity    7
Section 2.9Title to Provider Property; Management and Control    7
Section 2.10Cooperation    8
ARTICLE IIISERVICE STANDARDS, PROJECT MANAGERS, REGULATORY MATTERS AND MIGRATION PLAN    8
Section 3.1Service and Special Project Standards    8
Section 3.2Regulatory Matters    9
Section 3.3Project Managers    9
Section 3.4Migration of Services    10
Section 3.5Dependencies    10
Section 3.6Prohibitive Event    11
Section 3.7Shared Contracts    12
ARTICLE IVSERVICE FEES AND FEE DISPUTE RESOLUTION    12
Section 4.1Service Fees    12
Section 4.2Reimbursement of Expenses    13
Section 4.3Invoices; Payment    13
Section 4.4Fee and Accounting Dispute Resolution    13

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Section 4.5Taxes    14
ARTICLE VTERM AND TERMINATION    14
Section 5.1Period of Service and Special Project    14
Section 5.2Termination of Individual Services and Special Projects    14
Section 5.3Termination of Agreement    15
Section 5.4Survival    16
ARTICLE VIINDEMNIFICATION AND LIMITATION OF LIABILITY    16
Section 6.1Indemnification by Provider    16
Section 6.2Indemnification by HLI    16
Section 6.3Notice of Claim; Defense    16
Section 6.4Limitation on Set-off    19
Section 6.5Disclaimer of Warranties    19
Section 6.6Limitation on Liability    19
Section 6.7Exclusive Remedies    19
Section 6.8Infringement or Violation of Law    20
ARTICLE VIIMISCELLANEOUS PROVISIONS    20
Section 7.1Further Assurances    20
Section 7.2License    20
Section 7.3Notices    20
Section 7.4Severability    21
Section 7.5Entire Agreement    21
Section 7.6Amendment    22
Section 7.7Governing Law    22
Section 7.8Jurisdiction; Venue    22
Section 7.9Dispute Escalation    22
Section 7.10Jury Waiver    23
Section 7.11No Third-Party Beneficiaries    23
Section 7.12Expenses    23
Section 7.13Waivers    23
Section 7.14Relationship Between the Parties    23
Section 7.15Treatment of Confidential Information    23
Section 7.16Assignment    24

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Section 7.17Force Majeure    24
Section 7.18Execution in Counterparts    24

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TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”) dated May 31, 2018 (the “Effective Date”) is by and between Hartford Fire Insurance Company, on behalf of itself and its Affiliates providing any Service(s) and/or Special Project(s) (“Provider”) and Hartford Life, Inc., on behalf of itself and its Affiliates receiving any Service(s) and/or Special Project(s) (“HLI”). Provider and HLI are each a “Party” and collectively, the “Parties.”
WHEREAS, Hartford Holdings, Inc., an Affiliate of Provider (“Seller”) and Hopmeadow Acquisition, Inc. (“Buyer”) entered into that certain Stock and Asset Purchase Agreement on December 3, 2017 (the “Purchase Agreement”), pursuant to which Buyer agreed to purchase and assume, or cause to be purchased and assumed, from Seller, all of the issued and outstanding equity interests of Hartford Life, Inc. and certain assets and liabilities comprising the Business (as defined in the Purchase Agreement), by means of certain reinsurance and administrative service arrangements and a transfer of the Shares, the Acquired Assets and the Assumed Liabilities (each as defined in the Purchase Agreement); and
WHEREAS, in order to provide for an orderly transition in the conduct of the Business by HLI after the consummation of the transactions contemplated by the Purchase Agreement, Provider will, for an interim period after the Effective Date and subject to the terms and conditions set forth herein, provide or cause to be provided certain services and/or special projects to and on behalf of HLI and its Affiliates (as defined in the Purchase Agreement).
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed as follows:

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Article I
DEFINITIONS; INTERPRETATION
Section 1.1    Definitions. Any capitalized term used but not defined herein shall have the meaning set forth in the Purchase Agreement. The following terms shall have the respective meanings set forth below throughout this Agreement:
“Abandon” or “Abandonment” means the actual intentional refusal by Provider to provide or perform the material elements of the Services in breach of its obligations under this Agreement.
“Excluded Service” means any service identified on Schedule 2.2.
“Fully Loaded” means (a) for any Service or Special Project charged at an hourly rate, the fully loaded labor costs, including benefits, overhead, rent and similar costs with respect to the individual performing the Service or Special Project, to be allocated on an hourly basis, (b) for any unit-cost Service, the fully loaded unit cost and (c) for any Service or Special Project provided through a third-party provider, the fee charged by the third-party provider plus any actual out-of-pocket expenses incurred by Provider in administering such third-party Service or Special Project; provided, that with respect to clauses (a), (b), and (c) such costs shall include all applicable costs, even if they were historically allocated on separate line items but attributable to the same Service or Special Project; provided, further, that with respect to clauses (a) and (b), to the extent applicable, the cost charged to HLI shall not exceed the amount Provider charges its Affiliates for the same Service or substantially similar services.
“Project Managers” means the two (2) individuals, one designated by Provider and the other designated by HLI, who are primarily responsible for administering this Agreement as described in Section 3.3.
“Service Modifications” means, collectively, Provider Service Modifications and Vendor Service Modifications.
“Special Project” means any service, project or task listed on Schedule 2.3 or that HLI requests Provider to provide or perform and that Provider has agreed in writing to provide or perform in accordance with Section 2.3, which service, project or task does not fall within the scope of the Services.
“Standard Fee” means (a) for any Service provided directly by Provider, Provider’s Fully Loaded, historical cost to the Business for such Service, and (b) for any Service provided by a third party, including as part of a Service managed or administered by Provider, the Fully Loaded costs associated with such Service without mark-up.
“Third-Party Costs” means for any Service or Special Project, all out-of-pocket fees, costs and expenses associated with such Service or Special Project paid or payable by Provider or its Affiliates to non-Affiliated third parties, including payments to Subcontractors and third-party vendors (including software, service and system license, subscription, usage and access fees), in each case determined without duplication of the Standard Fee.

Section 1.2    Other Definitions. In addition, the following capitalized terms are defined in the Sections or other provisions of this Agreement set forth below:
“Agreement”    Preamble
“Claim Notice”    Section 6.3(a)
“Confidential Information”    Section 7.15
“Effective Date”    Preamble
“Fees”    Section 4.1(b)
“Force Majeure”    Section 7.17
“HLI”    Preamble
“HLI Indemnified Parties”    Section 6.1
“Inadvertently Omitted Service”    Section 2.2(a)
“Indemnified Party”    Section 6.3(a)
“Indemnifying Party”    Section 6.3(a)
“Invoice”    Section 4.3
“Migration Committee”    Section 3.4
“Migration Plan”    Section 3.4
“Parties” or “Party”    Preamble
“Prohibitive Event”    Section 3.6
“Provider”    Preamble
“Provider Indemnified Parties”    Section 6.2
“Provider Property”    Section 2.9(a)
“Provider Service Modifications”    Section 2.5(a)
“Purchase Agreement”    Recitals
“Requested Special Project”    Section 2.3
“Seller”    Recitals
“Service Fees”    Section 4.1(a)
“Service Period”    Section 5.1
“Services”    Section 2.1
“Special Project Fees”    Section 4.1(b)
“Subcontractor”    Section 2.6(a)
“Third-Party Claim”    Section 6.3(a)
“Third-Party Consent”    Section 2.4

“Vendor Service Modifications”    Section 2.5(a)

Section 1.3    Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (h) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (j) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (k) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (l) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (m) all time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (n) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (o) references to any Contract (including this Agreement) or organizational document are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; and (p) any references to “fraud” with respect to any party shall mean intentional (and not constructive) fraud by such party.
ARTICLE II
TRANSITION SERVICES
Section 2.1    Services. Provider shall provide, or shall cause its Affiliates or their respective Subcontractors (as defined below) (in the case of Subcontractors, if permitted hereunder) to provide, to HLI and its Affiliates, as applicable, on the terms and conditions set forth herein, the services set forth on Schedule 2.1. The services listed on Schedule 2.1 together with any additional services agreed upon by the Parties in accordance with Section 2.2 shall be collectively referred to herein as the “Services”. Except for the Services and Special Projects expressly set forth in this Agreement, or otherwise agreed to by Provider in accordance with this Agreement, Provider shall be under no obligation to provide any services or special projects to HLI, any of HLI’s Affiliates or any third party. Provider shall provide the knowledge transfer necessary to facilitate the separation of the Business, including Information Technology systems, from that of the other businesses of Provider and its Affiliates (other than the Acquired Companies) and the integration and migration of the Business into the business and operations of the Acquired Companies, to the extent such knowledge and skills have not been fully provided to HLI and its Affiliates by Provider and its Affiliates through other arrangements; provided that if Provider cannot reasonably accommodate such knowledge transfer in accordance with the foregoing, Provider and HLI will discuss the extent to which such knowledge transfer can be reasonably accommodated, and any such additional knowledge transfer shall be deemed to be a Requested Special Project and shall be subject to Section 2.3. In the event that HLI or any of its Affiliates internally restructures, reorganizes or transfers such transferred portion of the Business to another Affiliate, Provider shall continue to perform, or cause to be performed, the Services to such Affiliate insofar as it conducts any portion of the Business. Provider shall at all times reasonably assist and reasonably cooperate with HLI and any Affiliate of HLI that supports the Business to facilitate the arrangements contemplated hereby.
Section 2.2    Requests for Additional Services.
(a)    Inadvertently Omitted Services. If a service other than an Excluded Service was provided by Provider or its Affiliates to the Business during the ninety (90) days prior to the Effective Date but was inadvertently omitted from Schedule 2.1 by the Parties, as mutually determined by the Parties in good faith (an “Inadvertently Omitted Service”), and if HLI or any of its Affiliates desires that Provider perform such Inadvertently Omitted Service hereunder, HLI may submit a written request describing such service to Provider’s Project Manager, which written request must be received by Provider’s Project Manager within ninety (90) days after the Effective Date. Upon receipt of such written request by Provider’s Project Manager, such Inadvertently Omitted Service and the associated service fees shall be documented in writing by the Parties as an amendment to Schedule 2.1 in accordance with Section 7.6, and such Inadvertently Omitted Service shall be included in the Services. Buyer’s cost for any such Inadvertently Omitted Service shall be the Standard Fee (unless mutually agreed otherwise by the Parties). If the Parties are unable to reach an agreement on whether a service is an Inadvertently Omitted Service, the dispute shall be resolved pursuant to Section 7.9.
(b)    Other Additional Services. If after the Effective Date HLI or any of its Affiliates desires that any additional services, other than Excluded Services and Inadvertently Omitted Services, be provided hereunder, HLI may submit a written request describing such services to Provider’s Project Manager, and the Project Managers of each of HLI and Provider shall meet to discuss such request, and if Provider is reasonably capable of providing such additional services, and Provider or its Affiliates had made such additional services available prior to the Effective Date, Provider shall provide such additional services. The Parties will negotiate the terms of providing additional services (including the associated fees payable by HLI) in good faith. Any such additional services and the associated service fees shall be documented in writing by the Parties as an amendment to Schedule 2.1 in accordance with Section 7.6, and such services shall be included in the Services.
Section 2.3    Special Projects. Provider shall perform (or cause to be performed) the Special Projects identified on Schedule 2.3 in accordance with the terms hereof for and on behalf of HLI, and HLI shall pay the Special Project Fees identified thereon. In addition, if HLI requests that Provider provide a Special Project that is not identified on Schedule 2.3 (a “Requested Special Project”), which request must include a description of the services required to be performed in conjunction with such Requested Special Project, Provider shall, within a reasonable period of time after the receipt of such request, which in no instance shall be more than thirty (30) Business Days after the date of receipt of such request, provide HLI with either (a) a written proposal for such Requested Special Project, giving reasonable consideration to other demands on Provider’s resources under this Agreement and otherwise, or (b) notice of its decision not to accept such Requested Special Project, in which case Provider shall have no obligation (except as set forth in the following proviso) to perform such Requested Special Project; provided, that if Provider is reasonably capable of performing any Requested Special Project, Provider shall perform such Requested Special Project, except to the extent that performing such Requested Special Project creates an unreasonable burden for Provider. If the Parties agree in writing on such proposal, including the fees for any Requested Special Project, such Requested Special Project shall be deemed a Special Project, and Provider shall perform (or cause to be performed) such Special Project in accordance with the terms set forth in such proposal and the terms of this Agreement. Provider shall not unreasonably withhold, condition or delay any proposal or agreement as to such proposal. If the Parties do not agree on such proposal (subject to the foregoing sentence), Provider shall have no further obligation under this Agreement with respect to such Requested Special Project.
Section 2.4    Third-Party Consents. If any Service or Special Project cannot be performed or provided in accordance with this Agreement without obtaining a Third-Party Consent with respect to any third-party agreement, the Parties acknowledge and agree that such Third-Party Consent shall be treated in accordance with the applicable terms and conditions of Section 7.03(d)(i) and (iv) of the Purchase Agreement, which are incorporated into this Agreement by reference, provided, that if Provider is unable to obtain such Third-Party Consent, then Provider shall be obligated to use reasonable best efforts to provide the relevant Services or Special Projects through an alternative source until such appropriate consents or approvals are obtained.
Section 2.5    Service Modifications.
(a)    With respect to the Services and Special Projects provided by Provider or its Affiliates, Provider may reasonably supplement, modify, substitute or otherwise alter any of the Services or Special Projects (collectively, “Provider Service Modifications”) from time to time in a manner consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by Provider or its Affiliates to itself or each other, provided such Provider Service Modifications would not have a material adverse effect on the corresponding Service or Special Project. With respect to the Services and Special Projects provided by the vendors or service providers of Provider or its Affiliates, such vendors or service providers may be permitted to supplement, modify, substitute or otherwise alter any of the Services or Special Projects (collectively, “Vendor Service Modifications”) from time to time in a manner consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available to Provider or its Affiliates (if applicable); provided, however, if any such vendors or service providers may be restricted under any third party agreements from making any Vendor Service Modifications that could have more than an immaterial adverse effect on the corresponding Service or Special Project, Provider shall use reasonable best efforts to require the vendor to comply with such restrictions under such third party agreement. Subject to the foregoing, if any Service Modification will or does result in an increase of the Fees (as defined below) or expenses payable by HLI for the applicable Service(s) or Special Project(s) or causes the level of service for the applicable Service(s) or Special Project(s) to fall below the levels set forth in Section 3.1, Provider shall provide HLI with notice of the same. Upon receiving any such notice, HLI may terminate the affected Service(s) and/or Special Project(s) in accordance with Section 5.2. If HLI has not provided notice of termination of the affected Service(s) and/or Special Project(s) within fifteen (15) days after the date of such Service Modification notice, Provider may thereafter deliver to HLI a second notice to the same effect as the notice described above. If HLI has not provided notice of termination of the affected Service(s) and/or Special Project(s) within fifteen (15) days after the date of such second notice, HLI shall be deemed to have consented to the payment of such increased Fees and expenses and/or the decrease in the level of any such Service(s).
(b)    HLI may request that Provider increase the level at which the Services are performed, and Provider shall reasonably consider providing such service level, on mutually agreed terms and pricing; provided, that such a request shall be treated as an additional service pursuant to Section 2.2.
Section 2.6    Personnel; Subcontractors.
(a)    Provider may, directly or through one or more Affiliates, hire or engage one or more subcontractors or other third parties (each, a “Subcontractor”) to perform any or all of its obligations under this Agreement; provided, that if Provider engages a Subcontractor exclusively to perform Services under this Agreement, Provider must obtain HLI’s prior written consent to use such Subcontractor to perform the Services, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary, Provider shall always remain responsible for the performance of the Services and the Special Projects hereunder in accordance with the provisions of this Agreement.
(b)    Provider shall retain and employ a staff, or contractors as permitted hereunder, with the skill, diligence and expertise necessary to perform the Services in accordance with the provisions of this Agreement.
Section 2.7    Compliance with Policies. In connection with the receipt of the Services and any Special Projects hereunder, HLI shall, and shall cause its Affiliates and each of its and their Representatives to, comply with all of the applicable security procedures, privacy policies and other policies of Provider, its Affiliates and any Subcontractor as are then in effect and transmitted to HLI in writing (including, without limitation, Provider’s Information Security Requirements attached as Exhibit A). To the extent any such procedures or policies are amended, supplemented, modified or replaced, or new policies are implemented, Provider shall furnish such changes to HLI in advance of implementation thereof.
Section 2.8    Non-Exclusivity. Nothing in this Agreement prevents HLI, during the term of this Agreement, from obtaining any of the Services or Special Projects from any other Person or from providing any such services to itself using its own facilities and employees.
Section 2.9    Title to Provider Property; Management and Control.
(a)    Except with respect to the licensed intellectual property covered by Section 7.2 or items otherwise conveyed to HLI or any of its Affiliates pursuant to the Transaction Agreements, all intellectual property, procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by Provider or any of its Affiliates or any Subcontractor in connection with the provision of Services and any Special Projects hereunder (collectively, the “Provider Property”) shall remain the property of Provider, its Affiliates or such Subcontractor (as applicable) and, except as otherwise provided herein, shall at all times be under the sole direction and control of Provider, its Affiliates or such Subcontractor.
(b)    Except as otherwise provided herein, management of, and control over, the provision of the Services and Special Projects (including the determination or designation at any time of Provider Property, employees and other resources of Provider, its Affiliates or any Subcontractor to be used in connection with the provision of the Services and Special Projects) shall reside solely with Provider; provided, that Provider will promptly provide HLI with notice of any restrictions or terms and conditions imposed by any third party used by Provider in connection with performing the Services and Special Projects, including with respect to HLI’s rights in any work product, services and deliverables provided as part of the Services and Special Projects; provided further that, Provider shall remain responsible for the performance of the Services and Special Projects in accordance with this Agreement. Without limiting the generality of the foregoing, all labor matters relating to any employees of Provider, its Affiliates and any Subcontractor shall be within the exclusive control of such parties, and neither HLI nor any of its Affiliates shall take any action affecting, or have any rights with respect to, such matters. Provider shall be solely responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees of Provider and its Affiliates used to provide Services and Special Projects.
Section 2.10    Cooperation. Each Party agrees to perform all obligations under this Agreement in good faith and to reasonably cooperate with the other Party in all matters relating to the performance and receipt of the Services and Special Projects, in order to facilitate the performance and receipt of the Services and the Special Projects and the activities contemplated hereby. Each Party shall timely notify the other in advance of any material changes to such Party’s operating environment or personnel that could have a material adverse effect on any Services or Special Projects to reasonably minimize the effect of such changes, it being understood that no change shall (A) materially disrupt or interfere with the performance or receipt of the Services or Special Projects (B) free either Party from its obligations under this Agreement or (C) diminish the applicable service, security or quality levels. Each Party shall cooperate with investigations by Governmental Authorities.
ARTICLE III
SERVICE STANDARDS, PROJECT MANAGERS, REGULATORY MATTERS AND MIGRATION PLAN
Section 3.1    Service and Special Project Standards. Provider shall provide the Services and the Special Projects (i) if Provider obtains such Services or Special Projects under a third-party agreement in effect prior to the date hereof and makes such services available to HLI and its Affiliates through such third-party agreement, for so long as such third-party agreement remains in effect, in substantially the same manner and using at least the same standard of care and degree of efficiency and quality as is required under, or may be reasonably claimed with respect to, such third-party agreement, if applicable; provided, that, for purposes of this clause (i) if Provider or any of its Affiliates has a consent right with respect to termination or modification of a third-party arrangement under which a Service or Special Project is provided exclusively for HLI and its Affiliates, such consent shall not be given without the prior written consent of HLI or (ii) to the extent the foregoing clause (i) is not applicable, in substantially the same manner and using at least the same standard of care and degree of efficiency and quality that Provider, its Affiliates and its Subcontractors permitted hereunder used during the twelve (12)-month period prior to the Effective Date in performing such Services and Special Projects or substantially equivalent services for the Business; provided, that, for purposes of this clause (ii) if such Service, Special Project or substantially equivalent service was not provided by Provider prior to the Effective Date, then such Service or Special Project shall be provided in the manner agreed by the Parties in writing. Provider shall use reasonable best efforts to select and supervise any Subcontractors providing Services hereunder. Provider is not in the business of providing transition services to third parties, and under no circumstances shall Provider be held accountable to a higher standard of care than that set forth herein. With respect to Services and Special Projects that are provided directly by Provider and its Affiliates, Provider will use reasonable best efforts to ensure that there are employees, or contractors as permitted hereunder, in place with adequate skill and knowledge to perform the Services and Special Projects in accordance with this Agreement.
Section 3.2    Regulatory Matters. Each Party shall comply with all Laws then in effect pertaining to such Party’s business and operations and its performance of this Agreement. Nothing in this Agreement obligates either Party to act in breach of the requirements of any Law, including written policy statements and by-laws of securities commissions, insurance and other regulatory authorities. Provider shall cooperate with HLI and its Affiliates and any regulatory authorities that supervise HLI or any of its Affiliates in connection with meeting any regulatory requirements applicable to the Services. Assisting HLI or any of its Affiliates in complying with any new Law enacted or proposed after the Effective Date shall be deemed a Special Project to the extent that such enactment or proposal had not been anticipated by Provider or HLI or any of its Affiliates prior to the Effective Date. If either Party receives notice of, or otherwise becomes aware of, any inquiry, investigation, examination, audit, proceeding or other action by or on behalf of any Governmental Authority relating to the Services, HLI or Provider, or any of their respective Affiliates, as the case may be, shall promptly notify the other Party thereof, whereupon the Parties shall cooperate to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the Parties’ respective interests in the matter at issue.
Section 3.3    Project Managers.
(a)    Provider and HLI shall each appoint a Project Manager, each of whom shall serve as the primary contact point for the Project Manager’s respective Party with respect to issues that may arise out of the performance of this Agreement. Either of Provider or HLI may replace its respective Project Manager by giving prior written notice to the other Party’s Project Manager stating the name, title and contact information for such Party’s new Project Manager. The Parties shall cause the Project Managers to meet, either in person or telephonically, at least once monthly, or more frequently if reasonably necessary, to discuss and document (for purposes of this Section 3.3, in a manner agreed upon by the Parties in writing, as may be necessary to facilitate an orderly transition) the status of the Services and any Special Projects, and to manage and document open issues related to this Agreement and performance hereunder, discuss any planned termination dates for particular Services and Special Projects, and review and document service levels achieved (and, if any, missed) in the previous month, as well as non-achievement of targets and corrective actions taken or planned, if applicable. In addition, either Project Manager may call a meeting with the other Project Manager to address time critical issues related to the Services and/or Special Projects. Project Managers shall update the documentation maintained pursuant to this Section 3.3 regularly between meetings required hereunder so as to ensure that all such meetings are effective.
(b)    Except as otherwise provided herein, the Project Managers shall have the authority to resolve any dispute hereunder, including by agreeing on how disputed amounts will be allocated between the Parties.
Section 3.4    Migration of Services. The Parties acknowledge and agree that the Services to be provided hereunder are transitional in nature and are intended to provide HLI and its Affiliates with reasonable time to develop the internal resources and capacities (or to arrange for third-party providers) to provide such Services. Prior to Closing, the Parties shall negotiate in good faith a plan for migration of the Services and Special Projects, as well as Information Technology systems related to the Business, and the principles governing the sharing and separation of information between the Parties (the “Migration Plan”). Subject to Section 3.5 and Section 3.6, the Parties shall perform their respective obligations in the Migration Plan and shall use reasonable best efforts to achieve the milestones included in the Migration Plan in accordance with the relevant time frame set forth therein. The Migration Plan shall include details related to the formation of a committee (the “Migration Committee”), the general purpose of which shall be to provide oversight for the Migration Plan. The Migration Committee shall be composed of Samir Sravastava, Christopher Dagnault, Ellen Below, Robert Siracusa, Peter Sannizzaro (optional), Emily Pollack (optional), Jane Wolak, Jennifer Sala, Sarah Ransford and Bill Bloom (optional) and shall meet at least once per month during the Service Period. Neither the Migration Committee nor any member of the Migration Committee shall have the right to make binding commitments on either Party. HLI and its Affiliates shall bear their own costs and expenses incurred in performing its obligations under the Migration Plan and shall reimburse Provider for all of the costs and expenses that are incurred by Provider and its Affiliates after the Effective Date in performing their obligations under the Migration Plan;

provided, that each such reimbursable cost and expense in excess of $1,000 shall be pre-approved in writing by HLI. The Migration Committee shall maintain appropriately detailed documentation and other records to the extent necessary to document implementation of the Migration Plan.
Section 3.5    Dependencies. Notwithstanding the foregoing, both Parties acknowledge that some of the Services or Special Projects to be provided hereunder require instructions, data, information, cooperation, assistance and access from HLI or any of its Affiliates or are dependent in whole or in part on completion of prior acts by HLI or its Affiliates (including, without limitation, prior deliverables under the Migration Plan), which HLI or any of its Affiliates shall provide to Provider or otherwise complete as reasonably required for Provider to provide or procure such Services and Special Projects in the manner and with the timing contemplated. If HLI or any of its Affiliates fails to provide such instructions, data, information, cooperation, assistance or access, fails to perform a prerequisite act or fails to take any other action that is reasonably necessary for Provider’s performance of the Services or Special Projects, Provider shall have no liability for failing to perform such Service or Special Project in full accordance with such instructions to the extent resulting from such failure.
Section 3.6    Prohibitive Event.
(a)    Without limiting the generality of Section 3.5, the following are prohibitive events for the purpose of this Section 3.6 (each a “Prohibitive Event”) in relation to each Service or Special Project:

(i)	failure by HLI to comply with its obligations under this Agreement;

(ii)	defects in the completeness, accuracy or quality of applicable information provided by or on behalf of HLI or any of its Affiliates;

(iii)	changes in Laws;

(iv)	the performance of any Service or Special Project as required by this Agreement causing Provider to violate any Laws;

(v)	any configurations of or modifications to any system of Provider that are requested by HLI or any of its Affiliates from time to time and agreed to by Provider;

(vi)	any modification by HLI or any of its Affiliates of any of its processes or systems to the extent such modification adversely impacts the provision of a Service;

(vii)
deficiency in the suitability, quality or performance of any software, equipment or system provided by or on behalf of HLI or any of its Affiliates to the extent such software, equipment or system was not used by HLI or its Affiliates prior to the date hereof;

(viii)	the presence of viruses, Trojan horses, worms or other disabling features in HLI’s or any of its Affiliates’ systems;

(ix)	any defects in the completeness, accuracy or quality of network links provided by third party vendors provided by or on behalf of HLI or any of its Affiliates;

(x)
failure by HLI or any of its Affiliates to provide Provider with access to its applicable systems to the extent and for the duration that is reasonably necessary to enable Provider to provide the relevant Service; and

(xi)	any other prohibitive events mutually agreed in writing.
(b)    To the extent that the existence or occurrence of any such Prohibitive Event adversely affects the provision of any Service or Special Project, Provider is relieved of its obligation to provide the affected Service or Special Project to the extent so affected but only: (i) for that part of the Service or Special Project affected by the Prohibitive Event; (ii) for the duration of that effect plus a reasonable period of time to recommence the affected Service(s) or Special Project(s); and (iii) to the extent that Provider uses reasonable best efforts to mitigate that effect, and gives HLI notice of the adverse effect reasonably promptly after becoming aware of the Prohibitive Event and its adverse effect. To the extent that a Prohibitive Event results from facts and circumstances that are not materially caused or contributed to by HLI or its Affiliates, Provider will cooperate in obtaining for HLI and its Affiliates an acceptable alternative source for such services as promptly as practicable, and all aggregate costs and expenses in connection with obtaining such alternative source of services shall be borne fifty percent (50%) by Provider and fifty percent (50%) by HLI. To the extent that a Prohibitive Event results from facts and circumstances materially caused or contributed to by HLI or its Affiliates, Provider will reasonably cooperate in obtaining for HLI and its Affiliates an acceptable alternative source for such services as promptly as practicable, but all costs in connection with obtaining such alternative source of services shall be borne entirely by HLI, provided, that Provider shall have no further obligations with respect to a Prohibitive Event that results from facts and circumstances that were intentionally caused or intentionally contributed to by HLI or its Affiliates. Further, no Party shall be liable for any Loss whatsoever arising out of any interruption of a Service or Special Project or delay or failure to perform under this Agreement caused by Force Majeure.
(c)    The Parties shall propose and attempt to agree upon any steps to be taken under or in accordance with this Agreement in order to address each adverse effect of the type contemplated in Section 3.6(b). Following the cessation of the effect of the Prohibitive Event, Provider shall as soon as practicable resume providing that part of the Service which was affected by the Prohibitive Event.
Section 3.7    Shared Contracts. If and as requested by HLI, Provider shall, or shall cause its Affiliates to, assign to HLI or any of its Subsidiaries any Shared Contract (as defined in the Purchase Agreement) (a) that will expire or terminate, as applicable, prior to the end of the Service Period and (b) that Provider and its Affiliates do not intend on renewing. Provider shall provide

Buyer with prior written notice of any such termination or expiration no later than sixty (60) days before the anticipated termination or expiration date, as applicable, of each such Shared Contract.
ARTICLE IV
SERVICE FEES AND FEE DISPUTE RESOLUTION
Section 4.1    Service Fees.
(a)    In consideration of the provision of the Services, HLI shall pay to Provider the fees set forth in Schedule 2.1 for the Services (the “Service Fees”). Subject to Section 5.2 (including, without limitation, Provider’s reasonable ability to avoid costs incurred in connection with such terminated Service), if HLI terminates any particular Service in accordance with this Agreement with an effective date of termination occurring prior to the end of any calendar month during the applicable Service Period, to the extent that the Service Fee for such Service is not based on usage, such Service Fee for such month shall be determined by multiplying the amount of such monthly Service Fee by a fraction, the numerator of which is the number of days that have then-elapsed during such month, and the denominator of which is the number of total days in such month. The Service Fees do not include Taxes, which shall be paid for by HLI in accordance with Section 4.5 below.
(b)    In consideration of the provision of the Special Projects, HLI shall pay to provider the fees set forth on Schedule 2.3 for the Special Projects (“Special Project Fees” and together with the Service Fees, the “Fees”).
Section 4.2    Reimbursement of Expenses. To the extent not already covered by the Fees, HLI shall reimburse Provider in accordance with Provider’s generally applicable policies for all out-of-pocket expenses actually incurred by Provider or any of its Affiliates or Subcontractors in connection with the provision of the Services and Special Projects to HLI and its Affiliates; provided, that each such reimbursable expense in excess of $1,000 shall be pre-approved in writing by HLI. Subject to the proviso in the preceding sentence, such reimbursable expenses shall include, without limitation, the following:
(a)    the costs and expenses of any travel, including transportation, lodging and meals, of any employee or agent of Provider, its Affiliates or its Subcontractors who is required to travel to any location other than Provider’s facilities in connection with the performance of the Services and Special Projects.
(b)    all Third-Party Costs actually incurred by Provider or any of its Affiliates or Subcontractors for any Service or Special Project. Except to the extent governed by Section 2.4, if Provider is required to procure or renew any license, subscription, access or usage rights from third-parties at any time prior to or during the Service Period (or period for the performance of a Special Project, as applicable) for purposes of providing Services and/or Special Projects, and such rights require a fixed or minimum period of time, HLI shall pay for the entire Third-Party Costs associated with or attributable to such rights for the period beginning on the Effective Date, even if the applicable Service Period (or period for the performance of a Special Project, as applicable) expires or is terminated prior to the end of such fixed or minimum period of time; provided, that

Provider shall use reasonable best efforts to mitigate (and as soon as reasonably practicable terminate the accrual of) such Third-Party Costs.
Section 4.3    Invoices; Payment. Following the end of each calendar month during the term of this Agreement, Provider shall prepare and deliver to HLI an invoice in a format compatible with HLI’s current systems setting forth the Fees due under Section 4.1 and expense reimbursement amounts due under Section 4.2 for all Services (and Special Projects, if any) provided during such month (each an “Invoice”). Upon request, Provider shall deliver to HLI such additional documentation related to the Fees and expenses as may reasonably requested by HLI to verify the amount of any Fees and expenses. All amounts reflected in an Invoice shall be due and payable within thirty (30) calendar days following receipt by HLI of the Invoice. Unless otherwise mutually agreed by the Parties, payments shall be made by check or electronic funds transmission. If Provider so requests, HLI shall pay the portion of the applicable Fee related to the cost of a third-party service passed through to HLI and its Affiliates directly to such third party.
Section 4.4    Fee and Accounting Dispute Resolution. If a good faith dispute arises as to the calculation of any Invoice, the Parties shall use their reasonable best efforts to reach an agreement with respect to such disputed amount. If the respective individuals at HLI and Provider responsible for preparing and reviewing Invoices, as applicable, are unable to reach an agreement within five (5) Business Days after HLI has notified Provider that there is a dispute, then the Project Managers of HLI and Provider shall confer and use their reasonable best efforts to come to a resolution of the dispute. If the Parties are unable to agree upon a resolution of the dispute within five (5) Business Days after the Project Managers have conferred, then the Parties may pursue any remedy permitted under this Agreement to resolve such dispute.
Section 4.5    Taxes. Any sales Tax, transfer Tax, value-added Tax, goods and services Tax or similar Tax (including any such Taxes that are required to be withheld, but excluding all other Taxes including Taxes based upon or calculated by reference to income, receipts or capital, which such excluded Taxes shall be solely the liability of Provider) imposed on the Fees or expense reimbursements paid to Provider pursuant to this Article IV shall be paid by HLI to Provider; provided that upon HLI’s reasonable written request Provider shall provide HLI with written notice that, and information reasonably sufficient to verify that, such Taxes have been paid or are payable by Provider; provided further that HLI shall not reimburse Provider for any Taxes pursuant to this Section 4.5 if they have been recovered by Provider as a pre-approved expense. In any case where Provider has not previously paid such Taxes, Provider shall timely make payment of such Taxes to the appropriate Governmental Authority upon receipt of the reimbursement from HLI.
ARTICLE V
TERM AND TERMINATION
Section 5.1    Period of Service and Special Project. Provider shall provide or cause to be provided each of the Services for a period of time beginning on the Effective Date (or such other date agreed by the Parties, as set forth in Schedule 2.1) and ending on the date on which such Service is scheduled to expire, as set forth in Schedule 2.1 and subject to any renewal periods identified in Schedule 2.1 or extension as set forth below (the “Service Period”), unless otherwise terminated as provided herein. Provider shall provide or cause to be provided each of the Special Projects for the period of time beginning on the Effective Date (or such other date agreed by the Parties, as set forth in Schedule 2.3), and ending on the earlier of (x) the date of completion of such Special Project and (y) the end date specified in the separate mutual agreement of the Parties. No Service or Special Project shall be provided at any time after the end of the twelve (12) month period following the Effective Date; provided, that HLI may request two extensions, during which Provider shall continue to provide the then-current Services or Special Projects. The first extension shall be for a period not to exceed eight (8) months and the fees for such Services and/or Special Projects provided during the first extension shall be increased by three percent (3%) over the applicable charge or charges for such Services and/or Special Projects charged during the initial Service Period. Following such first extension, HLI may request one additional extension, not to exceed four (4) additional months, during which Provider shall continue to provide the then-current Services or Special Projects, but the fees for such Services and/or Special Projects during the second extension shall be six percent (6%) over the applicable charge or charges for such Services and/or Special Projects during the initial Service Period.
Section 5.2    Termination of Individual Services and Special Projects. HLI, in its sole discretion, may terminate any specific Service or Special Project, with or without cause, upon providing Provider not less than forty-five (45) calendar days’ notice describing the Service or Special Project to be terminated and the effective date of termination. Upon such early termination date, except to the extent Provider is reasonably able to avoid costs incurred by it in connection with providing such terminated Service or Special Project as a result of such early termination, charges for such terminated Service or Special Project shall continue to accrue, and HLI shall continue to pay Provider for them until the earlier of (i) the date that is six (6) months from the effective date of such early termination and (ii) the date on which such Service or Special Project would otherwise terminate in accordance with this Agreement, and HLI shall continue to be responsible for costs of any other Services and/or Special Projects that continue to be provided hereunder; provided, that Provider will use reasonable best efforts to mitigate (and as soon as reasonably practicable terminate the accrual of) costs with respect to any terminated Service or Special Project. If the termination of the specified Service or Special Project would also require the termination or partial termination of, or otherwise affect the provision of, any other Services or Special Projects, then Provider shall advise HLI in writing of the same as soon as reasonably practicable after receiving HLI’s notice. HLI shall, within fifteen (15) Business Days of receiving such notification from Provider, notify Provider of whether HLI is withdrawing its termination notice; otherwise, such termination shall be final and shall be deemed to include the originally specified Services and/or Special Projects as well as the other Services and/or Special Projects described by Provider. Except as set forth above, no such termination of any Service or Special Project shall in any way affect Provider’s obligation to provide or make available any other Service or Special Project provided or required pursuant to this Agreement or HLI’s obligation to pay for the same, all in accordance with the terms of this Agreement.
Section 5.3    Termination of Agreement.
(a)    This Agreement (or any particular Service or Special Project) may be terminated with immediate effect as follows:

(i)	at any time upon the mutual written agreement of the Parties, which agreement must state the effective date of termination;

(ii)	on the date on which all Services and Special Projects have been completed or expired, if applicable, or have been earlier terminated by HLI pursuant to Section 5.2; or

(iii)
by Provider or by HLI when the non-terminating Party is in material breach of any of its obligations under this Agreement and has failed to remedy the breach within thirty (30) calendar days after receipt of notice from the terminating Party of the breach, such notice to reference this Section 5.3(a)(iii) and to describe in reasonable detail the breach.

(b)    Following any termination of this Agreement or any particular Service or Special Project, Provider shall use reasonable best efforts to transfer any records maintained by Provider hereunder to the extent pertaining to such terminated and transferred Services or Special Projects, as applicable, to HLI or to its designee; provided, that Provider may redact any portions of such records that do not pertain to the terminated or transferred Services or Special Projects. HLI and its Affiliates shall cooperate with Provider to allow Provider to complete the transfer of such Services or Special Projects, as applicable, to HLI or its designee as early as is commercially reasonable to do so. In addition, following any such termination, Provider shall cooperate with HLI in connection with any regulatory or Tax audits relating to any period during which Provider was providing Services or Special Projects hereunder.
Section 5.4    Survival. The provisions of Article I, Article IV, Section 5.3(b), Section 5.4, Article VI and Article VII shall survive termination of this Agreement.
ARTICLE VI
INDEMNIFICATION AND LIMITATION OF LIABILITY
Section 6.1    Indemnification by Provider. Provider shall defend and hold harmless HLI, its Affiliates, and their respective Representatives and their respective successors and permitted assigns (collectively, the “HLI Indemnified Parties”) from and against all Losses from third-party claims asserted against, imposed upon or incurred by any HLI Indemnified Party arising out of or related to (a) Provider’s or its Affiliate’s gross negligence in the performance of any Services under this Agreement, willful misconduct or fraud, (b) any action taken by Provider or its Affiliates that breaches, or results in a breach, of Provider’s confidentiality obligations under this Agreement, (c) Provider’s or its Affiliate’s material failure to comply with applicable Law (except to the extent HLI or any of its Affiliates directed Provider or any of its Affiliates to take any action, or to forego taking any action, that resulted in such failure to comply), or (d) if the applicable Service or Special Project has been modified or altered by Provider (except to the extent HLI or any of its Affiliates directed Provider or any of its Affiliates to perform the modification or alteration), any claim of infringement of any intellectual property right of any third party arising from Provider’s or its Affiliate’s provision or HLI’s receipt of the applicable Service or Special Project or any portion thereof to the extent such infringement is caused by the modification or alteration.

Section 6.2    Indemnification by HLI. HLI shall defend and hold harmless Provider and its Affiliates and their respective Representatives and their respective successors and permitted assigns (collectively, the “Provider Indemnified Parties”) from and against all Losses from third-party claims asserted against, imposed upon or incurred by any Provider Indemnified Party arising out of or related to (a) HLI’s or any of its Affiliates’ gross negligence, willful misconduct or fraud, (b) any action taken by HLI or any of its Affiliates that breaches, or results in a breach, of HLI’s confidentiality obligations under this Agreement or (c) HLI’s or any of its Affiliates’ material failure to comply with applicable Law (except to the extent Provider directed HLI or any of its Affiliates to take any action, or to forego taking any action, that resulted in such failure to comply) or (d) if the applicable Service or Special Project has been modified or altered by Provider, to the extent HLI or any of its Affiliates directed Provider or any of its Affiliates to perform the modification or alteration, any claim of infringement of any intellectual property right of any third party arising from Provider’s provision or HLI’s or any of its Affiliates’ receipt of the applicable Service or Special Project or any portion thereof to the extent such infringement is caused by the modification or alteration.
Section 6.3    Notice of Claim; Defense.
(a)    A Party who may be entitled to be indemnified and held harmless under Section 6.1 or Section 6.2 (the “Indemnified Party”), shall promptly notify Provider or HLI, as applicable (the “Indemnifying Party”) in writing of any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to such a right under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent the Indemnifying Party is actually prejudiced by such failure. Following delivery of a notice of a Third-Party Claim, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third-Party Claim.
(b)    Following receipt of a notice of a Third-Party Claim from an Indemnified Party pursuant to Section 6.3(a), the Indemnifying Party may assume the defense and control of such Third-Party Claim by delivery of written notice to the Indemnified Party within sixty (60) days after receipt of the Indemnified Party’s claims notice pursuant to Section 6.3(a); provided, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees, costs and expenses of counsel retained by the Indemnified Party to the extent (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party or (ii) the Third-Party Claim would reasonably be expected to result in an injunction or equitable relief against the Indemnified Party that would, in each case, have a material effect on the operation of the business of such Indemnified Party or any of its Affiliates. The assumption of the defense by the Indemnifying Party of any Third-Party Claim shall not require the Indemnifying Party to agree to be liable for any Losses in respect of such Third-Party Claim and shall be without prejudice to any rights or defenses of the Indemnifying Party in respect of whether the Indemnified Party is entitled to indemnification under this Article VI for any particular Loss or Losses.
(c)    The Indemnified Party may take any actions reasonably necessary to defend such Third-Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by Section 6.3(b). If the Indemnifying Party assumes the defense of any Third-Party Claim in accordance with Section 6.3(b), the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall bear the reasonable fees, costs and expenses of one (1) such separate counsel if (i) the Indemnifying Party and the Indemnified Party are both named parties to the Action and the Indemnified Party shall have reasonably determined in good faith that the representation of both parties by the same counsel would be inappropriate due to actual differing interests between them or that there may be defenses or counterclaims available to the Indemnified Party that are inconsistent with those available to the Indemnified Party or (ii) the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not, for so long as it diligently conducts such defense, be liable to the Indemnified Party for legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than provided in this Section 6.3(c). The Indemnifying Party shall be liable for the reasonable fees, costs and expenses of counsel employed by the Indemnified Party for any period during which Indemnifying Party has not assumed or is not diligently conducting the defense of a Third-Party Claim for which the Indemnified Party is entitled to indemnification hereunder. Provider or HLI, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim. Without limiting the generality of the foregoing, from and after the delivery of a notice of a claim for indemnification with respect to a Third-Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives reasonable access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to such Third-Party Claim, at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties). The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, without the consent of any Indemnified Party; provided, that (A) such settlement provides only for the payment of monetary damages (and does not impose any injunctive relief or otherwise impose any conditions or restrictions on the applicable Indemnified Party or any of its Affiliates or Representatives) and does not involve any finding or admission of any violation of Law or admission of any wrongdoing or any violation of the rights of any Person and does not include a statement or admission of fault, culpability or failure to act by or on the part of any Indemnified Party or any of its Affiliates or Representatives, (B) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment, and (C) the Indemnifying Party obtains, as a condition of any settlement, entry of judgment or other resolution, a complete and unconditional release of each Indemnified Party from any and all Liabilities in respect of such Third-Party Claim. If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim to which it is entitled to indemnification hereunder, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, then the Indemnified Party shall have the right but not the obligation to assume its own defense, but without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement, and the Indemnifying Party shall bear all fees, costs and expenses of one such counsel engaged by the Indemnified Party for Third-Party Claims for which such Indemnified Party was entitled to indemnification hereunder.
(d)    No Indemnifying Party shall have any liability under this Article VI for any Losses arising out of or in connection with any Third-Party Claim that is settled or compromised by an Indemnified Party without the prior consent of such Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).
(e)    If an Indemnified Party wishes to make a claim under this Article VI that does not involve a Third-Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party setting forth (i) a reasonably detailed description of the claim, (ii) a good faith estimate of the amount of the claim (to the extent ascertainable) and (iii) the specific provision of this Agreement that the Indemnified Party alleges to be breached, and such notice shall be accompanied by copies of all available documentation that may be necessary or appropriate for the purposes of enabling the Indemnifying Party to be informed and to take any and all appropriate decisions and actions in respect of the matter and Loss that is the subject of the claim; provided, that the failure to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent the Indemnifying Party is actually prejudiced by such failure.
Section 6.4    Limitation on Set-off. HLI shall have no right to set off any claim pursuant to this Article VI against any payment of Fees due pursuant to this Agreement.
Section 6.5    Disclaimer of Warranties. Each Party acknowledges and agrees that neither Provider nor HLI, nor any of their respective Affiliates, makes any warranties with respect to the Services and Special Projects (except as expressly set forth herein), and Provider hereby expressly disclaims all warranties, expressed or implied, of any kind with respect to the Services and any Special Projects, including any warranty of non-infringement, merchantability or fitness for a particular purpose as to the Services and any Special Projects.
Section 6.6    Limitation on Liability. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY AND EXCEPT FOR ANY LOSSES TO BE INDEMNIFIED UNDER Section 6.1 OR Section 6.2 AND LOSSES RESULTING FROM BREACHES OF Section 7.15, PROVIDER WILL NOT BE LIABLE TO ANY HLI INDEMNIFIED PARTY, AND HLI WILL NOT BE LIABLE TO ANY PROVIDER INDEMNIFIED PARTY FOR ANY CLAIM ARISING OUT OF ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUSINESS INTERRUPTION OR LOSS OF CUSTOMERS, GOODWILL, USE, INCOME, PROFITS OR ANTICIPATED PROFITS, BUSINESS OR BUSINESS OPPORTUNITY, SAVINGS, DATA OR BUSINESS REPUTATION), REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH

OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER THE PARTY AGAINST WHICH SUCH CLAIM IS MADE HAS BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT NO SUCH LIMITATION SHALL APPLY TO CLAIMS THAT ARE RELATED TO OR ARISE FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD. PROVIDER’S CUMULATIVE AGGREGATE LIABILITY TO BUYER FOR ANY CLAIMS RELATED TO OR ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED THE AMOUNT OF THE AGGREGATE FEES ACTUALLY PAID OR PAYABLE BY HLI TO PROVIDER UNDER THIS AGREEMENT; PROVIDED THAT NO SUCH LIMITATION SHALL APPLY TO CLAIMS THAT ARE RELATED TO OR ARISE FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.
Section 6.7    Exclusive Remedies. Subject to the limitations set forth above in Section 6.6 and other than in the case of fraud or intentional misconduct by Provider, HLI’s exclusive remedy against Provider for any breach of, or other act or omission arising out of or relating to, this Agreement or the performance or non-performance of Provider hereunder shall be: (a) the right to receive refunds of the amounts of any payment in excess of amounts owed under this Agreement; (b) the right to indemnification as provided in Section 6.1; (c) in the case of Abandonment, the right to injunction, specific performance or other equitable non-monetary relief when available under applicable Law; (d) the right to terminate this Agreement pursuant to Section 5.3; and (e) the right to actual damages for breach of the service standard in Section 3.1 or breach of Section 7.15 (but, for the purposes of clarity, not for breach of any other section of this Agreement, including, absent breach of Section 3.1, breach of any service standard set forth on a schedule).
Section 6.8    Infringement or Violation of Law. If HLI or any of its Affiliates directs Provider or any of its Affiliates to modify or alter any Service or Special Project and such modification or alteration would constitute either (i) an infringement of any intellectual property or (ii) a violation of Law, Provider shall promptly notify Provider of such infringement or violation, as applicable, but in no event later than five (5) Business Days following Provider’s knowledge of such infringement or violation, as applicable.
ARTICLE VII
MISCELLANEOUS PROVISIONS
Section 7.1    Further Assurances. The Parties shall execute and deliver, and shall procure that their Affiliates shall execute and deliver, such documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions and services contemplated by this Agreement.
Section 7.2    License. Except to the extent not permitted under applicable Law or contract, HLI hereby grants to Provider and its Affiliates and the Subcontractors, and Provider hereby accepts, a limited royalty-free, fully paid up, non-exclusive, irrevocable, worldwide, non-transferable, non-sublicensable, right and license during the Service Period and any period during which a Special Project is being performed to use and exploit all intellectual property and other proprietary rights owned or controlled by HLI or any of its Affiliates for the sole purpose of, and to the extent required for, performing Provider’s obligations under this Agreement.

Section 7.3    Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.3):
(a)    If to HLI, to:
Hartford Life, Inc.
c/o Hartford Life Insurance Company
1 Griffin Road North
Windsor, Connecticut 06095
Attention:     Chief Financial Officer
Facsimile:     (860) 624-0441
Email:    robert.siracusa@talcottresolution.com

with copies to (which shall not constitute notice):

Hartford Life Insurance Company
1 Griffin Road North
Windsor, Connecticut 06095
Attention:    General Counsel
Facsimile:    (860) 624-0441

and

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attention:     Bernhardt Nadell
    Bradley Kulman
Jeffrey Lowenthal
Facsimile:    (212) 806-6006

(b)    If to Provider, to:
Hartford Fire Insurance Company
c/o Hartford Financial Services Group
One Hartford Plaza
Hartford, Connecticut 06155
Attention: General Counsel

Facsimile: 860-547-4721
Email: mergers@thehartford.com
with a copy to (which shall not constitute notice):
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention:    Perry J. Shwachman
    Jonathan J. Kelly
    Jeremy C. Watson
Facsimile:    312-853-7036
Section 7.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Nothing in this Section 7.4 shall affect either Party’s right to terminate this Agreement pursuant to Section 5.3.
Section 7.5    Entire Agreement. This Agreement, the Schedules referred to herein, and the other Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter contained herein or therein and supersede all prior agreements and undertakings, both written and oral (other than the Confidentiality Agreement to the extent not in conflict with this Agreement), between or on behalf of Provider and/or its Affiliates, on the one hand, and HLI and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement.
Section 7.6    Amendment. No provision of this Agreement (including the Migration Plan) may be amended, supplemented or modified except by a written instrument signed by the Parties. The Parties acknowledge and agree that the Migration Plan may be modified as may be necessary to facilitate an orderly transition, provided, that any modifications to the Migration Plan shall be made only upon the mutual written agreement of the Parties.
Section 7.7    Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.
Section 7.8    Jurisdiction; Venue.
(a)    Each of the Parties irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated by this Agreement, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.
(b)    Any such Action may and shall be brought in such courts and each of the Parties irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.
(c)    Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 7.3.
(d)    Nothing in this Agreement or any other Transaction Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
Section 7.9    Dispute Escalation. In the event a dispute arises between the Parties, face-to-face negotiations shall be conducted between the Parties’ respective Project Managers. The Parties shall ensure that their respective Project Managers use reasonable best efforts and work together in good faith to resolve any disagreements or disputes between the Parties as expeditiously as possible. If the Project Managers are unable to resolve the dispute within twenty (20) days after the dispute has been referred to them pursuant to this Section 7.9 (or such other time period as the Project Managers may agree upon) using good faith reasonable best efforts to resolve such disputes, any unresolved dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be resolved pursuant to Section 7.8. Notwithstanding any of the foregoing, (i) disputes with respect to the calculation of any Invoice shall be resolved in accordance with Section 4.4 and (ii) either Party may seek immediate equitable relief in any competent court permitted under this Agreement for purposes of limiting or otherwise resolving a suspected breach of a duty of confidentiality hereunder.
Section 7.10    Jury Waiver. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.
Section 7.11    No Third-Party Beneficiaries. Except as provided in Article VI with respect to the Provider Indemnified Parties and HLI Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.12    Expenses. Except as otherwise provided herein, each Party shall be responsible for all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred by it in connection with this Agreement and the transactions and services contemplated hereby.
Section 7.13    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to either Party, it is authorized in writing by an authorized Representative of such Party. The failure of either Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of either Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
Section 7.14    Relationship Between the Parties. In connection with this Agreement, Provider, on the one hand, and HLI, on the other hand, are acting as independent contractors and, as such, shall not have any authority to bind or commit the other, except as otherwise expressly set forth herein. Nothing in this Agreement shall be deemed or construed to create a joint venture or partnership relationship between the Parties for any purpose, and the Parties are not joint employers for any purpose by reason of this Agreement.
Section 7.15    Treatment of Confidential Information. Each Party shall, and shall cause each of its Affiliates and each of its and their officers, directors and employees to, hold all information relating to the business of the other Party disclosed to it by reason of this Agreement (the “Confidential Information”) confidential, and shall not disclose or permit to be disclosed any such Confidential Information to any third party unless legally compelled to disclose such information; provided, however, a Party may disclose Confidential Information to such Party’s advisors, attorneys, contractors and auditors in connection with the performance or receipt of the Services and Special Projects provided such third parties are bound by confidentiality obligations at least as protective of the Confidential Information as set forth in this Section 7.15 and, provided, further, that to the extent that a Person receiving Confidential Information hereunder may become legally compelled to disclose any Confidential Information, such Person: (a) may only disclose such information if it shall first have used reasonable best efforts to, and, if practicable, shall have afforded the other Party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed; and (b) if such protective order or other remedy is not obtained, or the other Party waives such Person’s compliance with the provisions of this Section 7.15, shall only furnish that portion of the Confidential Information which is legally required to be so disclosed. As used herein, “Confidential Information” does not include any information that the receiving Party demonstrates: (i) is or becomes generally available to the public other than as a result of a disclosure by the Party receiving the Confidential Information; (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure by the disclosing Party; or (iii) becomes available to the receiving Party from a Person other than the disclosing Party or its Affiliates who is not, to the receiving Party’s knowledge, subject to any legally binding obligation to keep such information confidential.

Section 7.16    Assignment. No party may assign this Agreement or any of the rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (i) any Party may assign or delegate all or a portion of its rights and obligations hereunder without the consent of any other Party to an Affiliate and (ii) any Party may assign all or a portion of its rights and obligations hereunder without the consent of the other Party to a successor of all or a portion of the assigning Party’s assets or business, whether by merger, consolidation, acquisition, stock sale or similar transaction or series of related transactions. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment or delegation not in compliance with the foregoing shall be null and void.
Section 7.17    Force Majeure. Provider shall not be liable for any Loss whatsoever arising out of any interruption of Service or delay or failure to perform under this Agreement to the extent caused by Force Majeure (except to the extent that the Service being provided was a disaster recovery service). For purposes of this Agreement, “Force Majeure” means any circumstance or event beyond the reasonable control of Provider relying upon such event or circumstance, including: acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, changes in Law, fires, floods, epidemics, riots, quarantine restrictions, freight embargoes or other similar causes. In any such event, Provider’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. If Provider or any Subcontractor is so affected, Provider shall notify HLI in writing upon learning of the occurrence of such event of Force Majeure. Upon the cessation of the Force Majeure event, Provider shall use reasonable best efforts to resume, or to cause the relevant Subcontractor, to resume, its performance with the least practicable delay.
Section 7.18    Execution in Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic delivery in PDF format shall be as effective as delivery of a manually executed counterpart of any such Agreement.
[signatures are on the following page]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.
HARTFORD FIRE INSURANCE COMPANY
By:        /s/ Brion S. Johnson

Name:    Brion S. Johnson

Title:        Executive Vice President
HARTFORD LIFE, INC.
By:        /s/ Brion S. Johnson

Name:    Brion S. Johnson

Title:        President

1

Schedule 2.1
Services

[REDACTED]
[SCHEDULE 2.1 DESCRIBES CERTAIN SERVICES, AND RELATED COSTS, THAT WILL BE PROVIDED BY THE SELLER (REFERRED TO IN THE AGREEMENT AS “PROVIDER”) TO THE SOLD COMPANIES POST CLOSE RELATING TO INVESTMENT MANAGEMENT, INFRASTRUCTURE AND SOFTWARE WITH RESPECT TO BILLING, COMPLIANCE, INFORMATION AND DATA SYSTEMS, VENDOR AND BROKER-DEALER MANAGEMENT, AND COMMUNICATION SYSTEMS.]

Schedule 2.1 - 1

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Schedule 2.2
Excluded Services
Except to the extent expressly set forth on Schedule 2.1, the following shall be Excluded Services:

•	Travel and entertainment

•	Temporary labor

•	Office supplies, energy/utilities

•	Payroll, benefits and related administration

•	Property management/real estate services, including corporate security

•	M&A/corporate development

•	Public relations

•	Philanthropy and goodwill

•	External audit services

Schedule 2.2 - 1

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Schedule 2.3
SPECIAL PROJECTS
None.

Schedule 2.3 - 1

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Exhibit A
INFORMATION SECURITY REQUIREMENTS
[REDACTED]

Exhibit A - 1

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